NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

MAIN STREET CAPITAL UNDERWRITERS EXERCISE
OVER-ALLOTMENT OPTION

Offering Proceeds Provide Access to Additional SBIC Leverage

HOUSTON, TEXAS, June 9, 2009 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that the underwriters of its recent follow-on public offering have exercised their over-allotment option and have purchased 187,500 additional shares of common stock at the offering price of $12.10 per share. The underwriters of Main Street’s offering elected to exercise the full amount of the over-allotment option prior to the expiration of the 30-day option period. The net proceeds from the exercise of the over-allotment option are approximately $2.2 million, after deducting the applicable underwriting discounts. Including the net proceeds from exercise of the over-allotment option, the total net proceeds from Main Street’s offering amounted to approximately $16.3 million. The underwriters for the follow-on offering were BB&T Capital Markets, a division of Scott and Stringfellow, LLC, Morgan Keegan & Company, Inc., SMH Capital, Inc., Janney Montgomery Scott LLC, and Ladenburg Thalmann & Co. Inc.

A portion of the net proceeds from Main Street’s offering, including the net proceeds from exercise of the over-allotment option, will be utilized to access incremental leverage available through the Small Business Investment Company (“SBIC”) program pursuant to the relevant provisions of the American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”). Based upon the $16.3 million in total net proceeds from the recent offering and existing cash and idle funds investments, Main Street estimates that it has the required capitalization to access over $50 million of additional SBIC leverage available pursuant to the provisions of the Stimulus Bill.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. Words such as “estimates”, “expects”, “expected”, “believes”, and “future” or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, may be affected by other unknowable future events and conditions, including elements of the future that are not under Main Street’s control, or factors that Main Street may not have considered; accordingly, such statements are not guarantees or assurances of any aspect of future performance. Actual developments and results may vary materially from these forward-looking statements. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.